Sara Lee Corporation
3500 Lacey Road Downers Grove, IL 60515	Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Mike Cummins, +1.630.598.8412 Aaron Hoffman, +1.630.598.8739

SARA LEE CORPORATION DECLARES 246th CONSECUTIVE QUARTERLY DIVIDEND; AMENDS BYLAWS TO ADOPT MAJORITY VOTING STANDARD FOR DIRECTOR ELECTIONS

DOWNERS GROVE, Ill. (June 28, 2007) – Sara Lee Corporation’s (NYSE: SLE) board of directors today declared a regular quarterly dividend of $.10 per share on the company’s common stock, payable on October 5, 2007. The dividend is payable to stockholders of record at the close of business on Sept. 4, 2007. Sara Lee Corporation has paid quarterly dividends to its shareholders continuously for more than 60 years, and today’s announcement represents the 246th consecutive quarterly dividend declared by the corporation.

In addition, Sara Lee’s board of directors announced it has amended the company’s bylaws to adopt majority voting for the election of directors in uncontested elections. Under the new majority vote standard, a director nominee will be elected only if the number of votes cast “for” the director nominee exceeds the number of votes cast “against” that director nominee. In a contested election, where the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.

“The board’s decision to adopt majority voting for the election of directors demonstrates Sara Lee’s long-term commitment to the highest standards of corporate governance and shareholder accountability,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corporation. “We believe this amendment will benefit all our stakeholders.”

Sara Lee’s board of directors also amended its Corporate Governance Guidelines to require any incumbent director who fails to receive a majority vote in an uncontested election to tender his or her resignation to the board. The board will decide whether to accept the resignation, and publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote.

Company Profile
Sara Lee Corporation (www.saralee.com) is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world.  In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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